(d)(1)(A)(vi)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

January 1, 2016

Voya Investors Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Portfolio Management Agreement dated November 18, 2014, among Templeton Global Advisers Limited, portfolio manager to VY® Templeton Global Growth Portfolio (the “Portfolio”), Voya Investors Trust, and Directed Services LLC, the portfolio management fee rate was reduced on January 1, 2016.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio, if a benefit exists, with a corresponding reduction (the “Reduction”) for the period from January 1, 2016 through May 1, 2017.  The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the January 1, 2016 sub-advisory fee rate reduction)

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of the Registrant.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
Voya Investors Trust
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President